Exhibit 10.36

2455 Paces Ferry Road, N.W.. Atlanta, GA 30339-4024	June 12, 2007

Mr. Tom Lazzaro

5725 Emerson Pointe

Orlando, FL 32819

Dear Tom:

As you are aware, The Home Depot, Inc. (the “Company”) is exploring strategic alternatives with respect to HD Supply, Inc. and its subsidiaries, (“HDS,” which for purposes of this Agreement shall include its successors as provided in Section 14 hereof) and the businesses comprising the HDS financial reporting segment (together with HDS, the “HDS Business Segment”). As you know, such alternatives include the possibility of a sale of the HDS Business Segment to a third party (any sale to a third party of the companies/business divisions comprising the HDS Business Segment having aggregate annualized sales (as set forth in the HDS business plan for Fiscal 2007) of at least 70% of the aggregate annualized sales of the HDS Business Segment (as set forth in HDS business plan for Fiscal 2007), a “Sale,” it being understood that neither an initial public offering of some or all of the HDS Business Segment nor a spin-off to the Company’s shareholders of some or all of the companies/business divisions comprising the HDS Business Segment shall constitute a Sale). For purposes of this Agreement, a “Sale” shall include the consummation of a transaction pursuant to which the HDS Business Unit Segment that you are leading (the “Business Unit”) is sold to a third party prior to the expiration of this Agreement (as set forth in Section 1 hereof) and, in such case, references in this Agreement to “HDS” shall refer to the legal entity that is the successor to such Business Unit or the assets thereof (unless the context otherwise requires as determined by the Company in its sole discretion). The Company wishes to ensure your continued service and dedication as it explores alternatives for the HDS Business Segment. This letter agreement (this “Agreement”) memorializes certain compensation terms that will apply upon and following a Sale. Prior to the effective date of the consummation of a Sale (the closing date of any Sale, “Closing Date”), the terms of the letter agreement between you and Creative Touch Interiors dated July 27, 2006 (“Current Agreement”) shall continue to apply.

1.        Effective Date.  Except as otherwise provided in Section 8, this Agreement shall be effective as of the date hereof; provided, however, that the provisions hereunder shall not be operative (a) unless and until the Closing Date of a Sale has occurred (prior to the date on which this Agreement expires) or (b) if you do not continue to be employed by the Company through the Closing Date. Upon the Closing Date of a Sale, this Agreement shall supersede in its entirety the Current Agreement, which shall be without further force or effect. This Agreement will expire on the earlier of: (i) the date the Company announces its intention to forego a Sale of the HDS Business Segment, and (ii) the last day of the Company’s 2007 fiscal year, if no Sale has occurred by such date (provided that if a definitive agreement providing for a Sale has been executed prior to such last day but the Closing Date has not yet occurred (other than due to a subsequent termination of any such definitive agreement)), the reference herein to such last day shall be deemed to refer to June 30, 2008).

2.        Employment Termination.  Your employment with the Company will terminate on the Closing Date, simultaneous with the time that this Agreement supersedes the Current

Agreement. For purposes of clarity, it is understood that such termination of your employment with the Company will not be deemed to be an involuntary termination of employment for purposes of the third full paragraph of page 4 (relating to involuntary termination) or a termination by the Company for cause, as contemplated by page 5, of the Current Agreement.

3.        Accelerated Vesting Benefit.  In the event of a Sale, subject to your continued employment through the Closing Date, all stock options to acquire Company common stock and restricted shares of Company common stock that are outstanding as of the Closing Date and that were granted to you prior to January 1, 2007 will vest (the accelerated vesting provided by this sentence, the “Accelerated Vesting Benefit”). Notwithstanding anything herein to the contrary, the Accelerated Vesting Benefit is subject to your execution of a release of claims against the Company and its respective affiliates in a form satisfactory to the Company substantially in the form set forth on Exhibit A hereto (a “Release”).

4.        Retention Bonus.

(a)      The Retention Bonus.  In the event of a Sale, you will, subject to your continued employment with HDS (or the purchaser thereof) through the earlier of (x) the sixth month anniversary of the Closing Date, and (y) December 1, 2008 (such earlier date, the “Retention Bonus Vesting Date”), receive a cash retention payment (the “Retention Bonus”). The amount of the Retention Bonus shall equal the product of (i) the average closing stock price of the Company’s common stock over the 30 trading days immediately preceding the Closing Date (the “Average Closing Stock Price”) multiplied by (ii) 12,970. The Retention Bonus shall be paid to you by HDS as soon as administratively practicable following the Retention Bonus Vesting Date but in no event sooner than January 1, 2008 nor later than December 1, 2008, subject to your continued employment through the Retention Bonus Vesting Date (except as otherwise provided in Section 4(b) below).

(b)      Termination of Employment in Connection with a Sale.  If (i) you are involuntarily terminated by HDS without Cause or as a result of your disability, or (ii) you resign from HDS for Good Reason or die, in each case following the Closing Date but prior to the Retention Bonus Vesting Date (each, a “Qualifying Termination”), you will receive the Retention Bonus from HDS at the time set forth in Section 4(a) above.

(c)      Signing Bonus.  In the event of a Sale, you will not be required to repay the signing bonus you received under your Current Agreement (“Signing Bonus”) to HDS (or the purchaser thereof), however, you shall be required to repay the Signing Bonus to the Company in the event you voluntarily terminate your service with the HDS (or the purchaser thereof), or violate the covenants of Sections 9 or 10, before August 14, 2008.

(d)      Notwithstanding anything herein to the contrary, the payment of the Retention Bonus is subject to your execution of a Release.

(e)      Definitions.  For purposes of this Agreement:

“Cause” shall mean the occurrence of one of the following events following the Closing Date: (i) conviction of any felony involving theft or moral turpitude, (ii) conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to HDS, or (iii) willful conduct that constitutes a material violation of HDS’s substance abuse, compliance or any other policies applicable to you, which are in effect at the time of the occurrence.

“Good Reason” shall mean the occurrence of one of the following events following the Closing Date without your prior written consent: (i) HDS decreases your base salary and target annual cash bonus opportunity (it being understood that the actual metrics and achievement levels are to be determined by HDS in its discretion, but shall in good faith be designed to offer a reasonable opportunity to achieve target levels of achievement), in the aggregate, below the aggregate of your base salary and target annual cash bonus opportunity (exclusive of any bonuses payable hereunder) in effect on the Closing Date, or (ii) HDS decreases your base salary to less than eighty percent (80%) of your base salary in effect on the Closing Date, or (iii) assignment to a position that does not report to the chief executive officer of HDS, or (iv) your principal place of employment is relocated to a location that is not within either the Atlanta, Georgia or Orlando, Florida metropolitan areas; or (v) you are not covered by a severance plan or agreement that provides a benefit of at least 12 months’ base salary (at a rate no lower than your base salary on the date hereof) continuation, payable in equal installments in accordance with HDS’s normal payroll practices.

5.        Severance in Connection with a Sale.  In the event of a Sale, if both of the following occur: (a) HDS (or the purchaser thereof) offers you (or offers to continue your) employment only on terms that would result in you being able to terminate for Good Reason and (b) you are not employed by HDS as of immediately following the Closing Date, subject to your execution of a Release, then, (i) you will receive the Accelerated Vesting Benefit set forth in Section 3, (ii) HDS will pay you the Retention Bonus at the time set forth in Section 4(a) above, subject to your execution of a Release, and (iii) you will be provided a benefit of at least 12 months’ base salary continuation (at a rate no lower than your base salary on the date hereof), payable, subject to Section 12, in equal installments in accordance with HDS’s normal payroll practices. Notwithstanding anything contained herein, in no event will you be entitled to duplicate payments under this Agreement.

6.        Vested Equity and Sale.  All of your stock options to acquire Company common stock that are vested as of the Closing Date (included any stock options that accelerated pursuant to Section 3) will be forfeited if not exercised within 90 days of the Closing Date, and all of your unvested equity (i.e., stock options and restricted stock) shall be forfeited and cancelled immediately as of such Closing Date.

7.        Incentive Award.  If a definitive agreement providing for a Sale is executed prior to the last day of the 2007 fiscal year, your bonus for such year shall be determined as follows: Subject to your continued employment through the end of such year (or, if earlier, the Closing Date), you will be paid by the Company, on the date annual bonuses are distributed to Company employees generally, a bonus based on actual HDS performance (but disregarding any unbudgeted special charges related to the Company’s discontinuance of operations determined in accordance with GAAP) relative to the targets referenced in the next sentence, which bonus amount shall be determined by the Company in good faith in its sole discretion. The performance goals for the fiscal year 2007 bonus are the monthly EBIT targets set forth on Schedule A hereto. Such bonus will, if the Closing Date occurs prior to the end of the 2007 fiscal year, be prorated based on the actual number of days in such fiscal year before the Closing Date, and determined by comparing performance through the last full month prior to the Closing Date to the year-to-date performance goal referenced in the preceding sentence as of such last full month. Such bonus (whether or not prorated) will be based 100% on achievement of the foregoing financial targets and will have no discretionary portion based on individual performance. The provisions of this Section 7 shall become effective upon the execution prior to the last day of the 2007 fiscal year of a definitive agreement providing for a Sale, and shall at such time supersede any previous Company actions, or communications to you, in respect of annual bonus for the 2007 fiscal year.

8.        At-Will Employment.  Both you and the Company have the absolute power to terminate your employment at any time for any reason, notwithstanding any other obligation under this Agreement. This Agreement should not be construed, nor is it intended to be, a contract of employment for a specified period of time.

9.        Confidential Information and Trade Secrets.

(a)       You acknowledge that through your employment you have acquired and had access to, and will continue to acquire and have access to, the Company’s Confidential Information and that through your employment with HDS you have acquired and had access to, and will continue to acquire and have access to, the Confidential Information of HDS. You acknowledge and agree that you will not publish, disclose or use any Confidential Information, except in connection with the good faith performance of your duties for the Company and HDS, provided that following a Sale, you will not be able to publish, disclose or use the Confidential Information of the Company for any purpose, except that you may comply with legal process and governmental inquiry and you shall not be prevented from using Confidential Information of the HDS Business Segment (even if they overlap with those of the Company) while you are employed by HDS (or the purchaser thereof). Further, any claims of violation of these provisions with regard to HDS Confidential Information shall be that of HDS and not of the Company. You agree that, during your employment and thereafter, you will hold in confidence all Confidential Information and will not, except as provided above disclose, publish or make use of such Confidential Information, unless compelled by law, it being agreed that you will promptly notify the Company or HDS (as applicable) upon becoming aware that you may be so compelled by law to disclose, publish or make use of such Confidential Information. You further agree to return all documents, disks or any other item or source containing Confidential Information, or any other Company or HDS property (as applicable), to the Company or HDS (as applicable) on or before your termination date from the applicable entity, provided that you may retain and use the contact information in your address books. “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to the Company or HDS (as applicable) or any of their respective affiliates, and not generally known to competitors of the Company or HDS (as applicable) or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in your memory, or has been compiled or created by you. This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets or other information similar to the foregoing.

(b)       You also acknowledge that through your employment you have acquired and had access to, and will continue to acquire and have access to, the Company’s Trade Secrets and those of HDS. You further acknowledge that the Company and HDS have made reasonable efforts under the circumstances to maintain the secrecy of their Trade Secrets. You agree to hold in confidence all Trade Secrets of the Company and HDS (as applicable) that come into your knowledge during your employment with either the Company or HDS (as applicable) and you shall not disclose, publish or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret, except in the good faith performance of your duties. Following a Sale, you will not be able to disclose, publish or make use of the Trade Secrets of the Company for any purpose, provided that the foregoing shall not prevent you from using the Trade Secrets of the HDS Business Segment (even if they overlap with those of the Company) while you are employed by HDS (or the purchaser thereof) provided you may comply with legal process and governmental inquiry, and any claim of violation of these provisions with regard to HDS trade secrets shall be that of HDS and not of the Company. “Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.      Non-Competition and Non-Solicitation.

(a)       Subject to Section 10(c), you agree that you will not, while employed by the Company or HDS (as applicable) or any of their respective affiliates, and (i) with respect to the Company, for one year following the Closing Date, and (ii) with respect to HDS, for one year following your termination of employment with HDS and its affiliates (which shall include a termination of employment in the event HDS does not offer you, or offer to continue your, employment), enter into or maintain an employment, contractual or other relationship, either directly or indirectly, to provide executive, managerial, consulting or finance services to any company or entity engaged in any way in a business that materially competes (in any market or location), directly or indirectly, (A) as this provision relates to the Company, in the home improvement retail and professional supply industries with the Company or any of its affiliates in the United States, Canada, Puerto Rico, Mexico, China or any other location in which they currently conduct business or plan to conduct business prior to the end of the applicable above-referenced one-year period or (B) as this provision relates to HDS, in the industrial wholesale construction industry with HDS or any of its affiliates in the United States, Canada, Puerto Rico, Mexico, China or any other location in which they currently conduct business or plan to conduct business prior to the end of the applicable above-referenced one-year period, in each case without the prior written consent of the Company and/or HDS (as applicable), which may be approved or denied in the Company’s and/or HDS’s (as applicable) discretion.

(b)       You agree that while employed by the Company or HDS (as applicable) or any of their respective affiliates, and (i) as this provision relates to the Company, for two years following the Closing Date, and (ii) as this provision relates to HDS, for two years following your termination of employment with HDS or its affiliates (which shall include a termination of employment in the event HDS does not offer you, or offer to continue your, employment) (either period referred to herein as the “Non-Solicit Restricted Period”), you will not, directly or indirectly, solicit (A) with respect to the Company, any person who is (or was during the six-month period prior to such solicitation) an employee of the Company or its affiliates (other than an employee of the HDS Business Segment as of immediately prior to the consummation of a Sale) and (B) with respect to HDS, any person who is an employee (or was during the six-month period prior to such solicitation) of HDS or its affiliates as of immediately following the Closing Date or thereafter, to terminate his or her relationship with the Company or HDS (as applicable) or any of their respective affiliates. The foregoing shall not be violated by general advertising that is not specifically targeted at employees of the Company or HDS (as applicable).

(c)       The Company acknowledges and agrees that during your period of employment with HDS following a Sale, Section 10(a) shall not prohibit you from performing services for HDS or shall apply to actions taken by you in the course of such employment. In the event your employment with HDS terminates prior to the expiration of the applicable restricted period as it relates to the Company under Section 10(a), the foregoing exception shall not apply, and the Company shall be entitled to enforce the restrictions set forth in Section 10(a) against you as those restrictions relate to the businesses of the Company and of the HDS Business Segment as it existed on the Closing Date.

(d)       The Company, HDS and you acknowledge that the time, scope, geographic area and other provisions of Sections 9 and 10 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. You acknowledge and agree that the terms of Sections 9 and 10: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and HDS and their respective affiliates, (iii) impose no undue hardship on you, (iv) are not injurious to the public, (v) were a condition to the willingness of the Company and HDS to provide the payments under this Agreement and (vi) were relied upon by the Company and HDS in connection with pursuit of a Sale. You further acknowledge and agree that (A) your breach of the provisions of Section 9 or 10 will cause the Company and HDS irreparable harm, which cannot be adequately compensated by money damages, and (B) if the Company and/or HDS elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s or HDS’s eventual success on the merits. You consent and agree that, notwithstanding the provisions of Section 17, if you commit any such breach or threaten to commit any breach, the Company and HDS (as applicable) shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company and HDS for such breach, including the recovery of money damages. In the event that any provision of Section 9 or 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of such provision extending for too great a period of time or over too great a geographical area or by reason of such provision being too extensive in any other respect, such provision(s) shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may he enforceable, all as determined by such court in such action.

(e)       You agree and understand that each of the Company and HDS, as applicable, shall have the right to enforce the provisions of Sections 9 and 10 against you.

11.      Tax Withholding.  Any payments provided for under this Agreement shall be paid net of any applicable withholding tax required under federal, state or local law and any additional withholding tax to which you have agreed.

12.      Code Section 409A.  This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and shall be construed accordingly. Notwithstanding the foregoing provisions of this Agreement, to the extent that you are classified as a “specified employee” within the meaning of Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the applicable employer), cash severance amounts pursuant to Section 5 that would otherwise be payable under this Agreement during the six-month period immediately following your termination of employment with the Company or HDS (as applicable) shall instead be paid, on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code. If any compensation provided by this Agreement may result in the application of Section 409A of the Code, the Company (or following the Closing Date, HDS) shall take any actions it deems necessary, including modifying the Agreement, in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or to comply with the provisions of Section 409A of the Code, but shall to the extent possible maintain the same economic intent.

13.      Severability of Provisions.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

14.      Successors and Assigns.  HDS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of HDS (including to substantially all of the HDS Business Segment) to assume and agree in a writing delivered to you to perform this Agreement in the same manner and to the same extent that HDS would be required to perform it if no such succession had taken place (but without duplication of payments), and you hereby consent to any such assumption. As used in this Agreement, “HDS” shall mean HDS as hereinbefore defined and any successor to its business and/or assets (including to substantially all of the HDS Business Segment). The Company may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates, provided that no such assignment shall relieve the Company from its specific obligations hereunder or impair the Company’s right to enforce this Agreement against you. The obligations of the Company and HDS under this Agreement are several, not joint.

15.      Entire Agreement.  This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements and undertakings, except that, as set forth above, the Current Agreement shall remain in effect until the Closing Date of a Sale. The parties have not relied on any oral statements that are not included in this Agreement. Any amendment to this Agreement must be in writing.

16.      Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.

17.      Arbitration.  Subject to Section 10(d), any dispute, controversy or claim arising out of or related to this Agreement, including, but not limited to, a claim for breach or an action for declaratory judgment regarding the validity of this Agreement or any provision hereof (a “Claim”), shall be settled by final and binding arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator mutually acceptable to the parties, who has substantial experience in the matters covered by this Agreement. If the parties are unable to agree on the arbitrator within thirty (30) days of one party’s giving the other party written notice of intent to arbitrate, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator shall be conclusive and binding on the parties. The arbitration shall be conducted in Atlanta, Georgia or such other location to which the parties may agree. The arbitrator shall have the authority to determine the arbitrability of any Claim. The parties understand and agree that the arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of preliminary and permanent injunctive relief. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company or HDS (as applicable) except as may otherwise be required by law. The losing party shall bear the reasonable attorneys’ fees and expenses of both parties in the event of any dispute governed by this Section 17 or by Section 10(d), provided that you shall not be liable for the fees and expenses of the Company or HDS if the arbitrator finds that your overall position was not frivolous and was advanced in good faith.

18.      Limitation of Actions.  Any arbitration or other claim with respect to any benefit payable or other matter arising out or relating to this Agreement must be formally initiated no later than one (1) year after the claim arises or be forever barred.

19.      Advice of Counsel.  You acknowledge in executing this Agreement that you have had the opportunity to seek the advice of independent legal counsel and that you have read and understood all of the terms and provisions of this Agreement. This Agreement will not be construed against any party by reason of the drafting or preparation hereof.

To evidence and confirm your agreement to all the terms and conditions set forth in this Agreement, please execute and date the enclosed copy of this Agreement in the space provided below.

THE HOME DEPOT, INC.

By:	/s/ Carol B. Tomé
Carol B. Tomé
Executive Vice President – Corporate Services and Chief Financial Officer

ARVADA HARDWOOD FLOOR COMPANY
(d/b/a Creative Touch Interiors)

By:	/s/ Carol B. Tomé
Carol B. Tomé
Vice President and Treasurer

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HD SUPPLY, INC.

By:	/s/ Joseph J. DeAngelo
Joseph J. DeAngelo
President

ACCEPTED AND AGREED:

/s/ Tom Lazzaro	6/18/07
Tom Lazzaro	Date